Exhibit 99.1

SCIENTIFIC GAMES COMPLETES ACQUISITION OF WMS

Combination Creates Customer-Focused Gaming Company with Leading Content,
Technology and Geographical Footprint

NEW YORK, October 18, 2013 – Scientific Games Corporation (Nasdaq: SGMS) announced today that it has completed the acquisition of WMS Industries Inc. (NYSE: WMS), combining leading businesses offering lottery games, gaming machines and game content, systems, sports betting technology, and social, mobile and interactive content and services.

“We are pleased to announce the successful completion of our merger with WMS,” said A. Lorne Weil, Scientific Games’ Chairman and Chief Executive Officer.  “The acquisition of WMS is transformational for Scientific Games as it creates a leading company in the gaming industry with innovative content, world-class technology and an expansive geographical footprint, able to supply an extensive range of products and services to customers throughout the world.”

Mr. Weil continued, “We are excited to be able to draw on each organization’s core strengths to offer enhanced capabilities, systems and content. The combined company will provide a broader portfolio of products and services to our customers, offer expanded opportunities for our employees and is poised to deliver meaningful long-term value for our shareholders.”

WMS was acquired for approximately $1.5 billion in cash. In connection with the merger, Scientific Games entered into a new $2.6 billion credit facility, consisting of a $2.3 billion term loan facility and a $300 million revolving credit facility that was undrawn at closing. The term loan facility was used, in part, to finance the acquisition, to pay off existing indebtedness and to pay fees and expenses relating to the merger and related financing.

About Scientific Games

Scientific Games Corporation is a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets.  The Company’s portfolio includes instant and draw-based lottery games; electronic gaming machines and game content; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and social, mobile and interactive content and services.  For more information, please visit: www.scientificgames.com.

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “should,” “could,” “potential,” “opportunity,” or similar terminology.  These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:  competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations;

inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure of our Northstar Illinois joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois Lottery; failure of our Northstar New Jersey joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey Lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest); failure to realize the anticipated benefits related to the award to our consortium of an instant ticket concession in Greece; the seasonality of our business; disruption of our current plans and operations in connection with the WMS acquisition; failure to achieve the intended benefits of the WMS acquisition, including due to the inability to realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the potential expansion of regulated gaming via the internet; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with international operations; influence of certain stockholders; dependence on key personnel; failure to perform under our contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s and WMS’ filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2013 and in its subsequent periodic reports and under the heading “Risk Factors” in WMS’ Annual Report on Form 10-K filed with the SEC on August 29, 2013. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:

Cindi Buckwalter, (212) 754-2233

Media Relations:

Aimee Remey, (212) 754-2233